Exhibit 99.1

Monarch Bank Announces New Market Expansion and Launch of Monarch Bank Private Wealth

CHESAPEAKE, Va., August 6, 2012 – Monarch Bank, a subsidiary of Monarch Financial Holdings, Inc. (NASDAQ: MNRK), announces the launch of Monarch Bank Private Wealth to deliver private banking, financial planning, trust, and investment services in the Williamsburg and Peninsula markets. Bernard “Bernie” H. Ngo will serve as the market president as well as managing director for Monarch Bank Private Wealth. The Bank also announced they have entered into an agreement with Raymond James Financial Services, Inc. to provide investment and trust services for the Bank’s clients.

“This multifaceted expansion will add significant strength and future growth opportunities for both our clients and shareholders.” stated Brad E. Schwartz, Chief Executive Officer. “We plan to open banking offices in Williamsburg and in the Oyster Point area of Newport News before the end of the year. Bernie Ngo will lead our expansion efforts as we build on our banking coverage of Hampton Roads, and our affiliation with Raymond James will allow us to compete head-to-head with any major investment firm. This line of business will complement our already successful commercial banking and mortgage banking operations, and will eventually be offered in all of our banking markets.”

Bernie, a Williamsburg native, joins Monarch with over 28 years of banking and investment experience. He will serve as the Peninsula & Williamsburg market president and as managing director for Monarch Bank Private Wealth. Most recently, Ngo was City President Williamsburg and Gloucester for SunTrust Bank. He is a graduate of the University of Virginia. Ngo’s office will be located in Williamsburg and his number is (757) 870-2640 and email is bngo@monarchbank.com.

Raymond James is affiliated with more than 6,500 financial advisors who serve approximately 2.4 million individual and institutional accounts in 2,600 locations throughout the United States, Canada and abroad. Raymond James was named the number one full-service brokerage firm by SmartMoney magazine in a 2011 survey, and in 2012 was named the fourth most admired securities company in the world for the second year in a row.

About Monarch Bank

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with ten banking offices in Chesapeake, Virginia Beach, Norfolk, and Suffolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina Monarch Mortgage and our affiliated mortgage companies have over thirty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), and Real Estate Security Agency, LLC (title agency). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK” and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the “MNRKP” symbol.

Contact: Brad E. Schwartz, Chief Executive Officer – (757) 389-5111